UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         BERKSHIRE REALTY COMPANY, INC.
                                (Name of Issuer)

              SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                   084710-10-2
                                 (CUSIP Number)

                                 PATRICK K. FOX
                     WESTBROOK REAL ESTATE PARTNERS, L.L.C.
                             13155 NOEL ROAD-LB542/7
                                   SUITE 2300
                               DALLAS, TEXAS 75240
                                 (972) 934-0100

                               with a copy to:

                              ALLEN CURTIS GREER II
                          CADWALADER, WICKERSHAM & TAFT
                                 100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                (212) 504-6660
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                               OCTOBER 15, 1999
           (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [ ] Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 084710-10-2

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CUSIP NO. 084710-10-2                 13G                   PAGE 2 OF 26 PAGES
-----------------------                                     --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE PARTNERS, L.L.C. --I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A)[ ]
                                                                        (B)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
                ----------------------------------------------------------------
   NUMBER OF    6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY         0
   OWNED BY     ----------------------------------------------------------------
     EACH       7     SOLE DISPOSITIVE POWER
   REPORTING
    PERSON            0
     WITH       ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       OO
--------------------------------------------------------------------------------

-----------------------                                     --------------------
CUSIP NO. 084710-10-2                 13G                   PAGE 3 OF 26 PAGES
-----------------------                                     --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE PARTNERS MANAGEMENT II, L.L.C. --I.R.S. IDENTIFICATIO NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A)[ ]
                                                                        (B)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
                ----------------------------------------------------------------
   NUMBER OF    6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY         0
   OWNED BY     ----------------------------------------------------------------
     EACH       7     SOLE DISPOSITIVE POWER
   REPORTING
    PERSON            0
     WITH       ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       OO
--------------------------------------------------------------------------------

-----------------------                                     --------------------
CUSIP NO. 084710-10-2                 13G                   PAGE 4 OF 26 PAGES
-----------------------                                     --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE FUND II, L.P. --I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A)[ ]
                                                                        (B)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
                ----------------------------------------------------------------
   NUMBER OF    6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY         0
   OWNED BY     ----------------------------------------------------------------
     EACH       7     SOLE DISPOSITIVE POWER
   REPORTING
    PERSON            0
     WITH       ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       PN
--------------------------------------------------------------------------------

-----------------------                                     --------------------
CUSIP NO. 084710-10-2                 13G                   PAGE 5 OF 26 PAGES
-----------------------                                     --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE CO-INVESTMENT PARTNERSHIP II, L.P. --I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A)[ ]
                                                                        (B)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
                ----------------------------------------------------------------
   NUMBER OF    6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY         0
   OWNED BY     ----------------------------------------------------------------
     EACH       7     SOLE DISPOSITIVE POWER
   REPORTING
    PERSON            0
     WITH       ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       PN
--------------------------------------------------------------------------------

-----------------------                                     --------------------
CUSIP NO. 084710-10-2                 13G                   PAGE 6 OF 26 PAGES
-----------------------                                     --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK BERKSHIRE HOLDINGS, L.L.C. --I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A)[ ]
                                                                        (B)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
                ----------------------------------------------------------------
   NUMBER OF    6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY         0
   OWNED BY     ----------------------------------------------------------------
     EACH       7     SOLE DISPOSITIVE POWER
   REPORTING
    PERSON            0
     WITH       ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       OO
--------------------------------------------------------------------------------

-----------------------                                     --------------------
CUSIP NO. 084710-10-2                 13G                   PAGE 7 OF 26 PAGES
-----------------------                                     --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK BERKSHIRE CO-HOLDINGS, L.L.C. --I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A)[ ]
                                                                        (B)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
                ----------------------------------------------------------------
   NUMBER OF    6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY         0
   OWNED BY     ----------------------------------------------------------------
     EACH       7     SOLE DISPOSITIVE POWER
   REPORTING
    PERSON            0
     WITH       ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       OO
--------------------------------------------------------------------------------

-----------------------                                     --------------------
CUSIP NO. 084710-10-2                 13G                   PAGE 8 OF 26 PAGES
-----------------------                                     --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Gregory J. Hartman
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A)[ ]
                                                                        (B)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
                ----------------------------------------------------------------
   NUMBER OF    6     SHARED VOTING POWER
    SHARES
 BENEFICIALL          0
   OWNED BY     ----------------------------------------------------------------
     EACH       7     SOLE DISPOSITIVE POWER
   REPORTING
    PERSON            0
     WITH       ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (S Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
--------------------------------------------------------------------------------

-----------------------                                     --------------------
CUSIP NO. 084710-10-2                 13G                   PAGE 9 OF 26 PAGES
-----------------------                                     --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Jeffrey M. Kaplan
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A)[ ]
                                                                        (B)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
                ----------------------------------------------------------------
   NUMBER OF    6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY         0
   OWNED BY     ----------------------------------------------------------------
     EACH       7     SOLE DISPOSITIVE POWER
   REPORTING
    PERSON            0
     WITH       ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
--------------------------------------------------------------------------------

-----------------------                                     --------------------
CUSIP NO. 084710-10-2                 13G                   PAGE 10 OF 26 PAGES
-----------------------                                     --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Paul D. Kazilionis
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A)[ ]
                                                                        (B)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
                ----------------------------------------------------------------
   NUMBER OF    6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY         0
   OWNED BY     ----------------------------------------------------------------
     EACH       7     SOLE DISPOSITIVE POWER
   REPORTING
    PERSON            0
     WITH       ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
--------------------------------------------------------------------------------

-----------------------                                     --------------------
CUSIP NO. 084710-10-2                 13G                   PAGE 11 OF 26 PAGES
-----------------------                                     --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Jonathan H. Paul
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A)[ ]
                                                                        (B)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
                ----------------------------------------------------------------
   NUMBER OF    6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY         0
   OWNED BY     ----------------------------------------------------------------
     EACH       7     SOLE DISPOSITIVE POWER
   REPORTING
    PERSON            0
     WITH       ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
--------------------------------------------------------------------------------

-----------------------                                     --------------------
CUSIP NO. 084710-10-2                 13G                   PAGE 12 OF 26 PAGES
-----------------------                                     --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     William H. Walton III
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A)[ ]
                                                                        (B)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
                ----------------------------------------------------------------
   NUMBER OF    6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY         0
   OWNED BY     ----------------------------------------------------------------
     EACH       7     SOLE DISPOSITIVE POWER
   REPORTING
    PERSON            0
     WITH       ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
--------------------------------------------------------------------------------

                                                             PAGE 13 OF 26 PAGES


      This Amendment to Schedule 13G relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of Berkshire Realty Company, Inc. (the "Issuer"). Prior to October 15, 1999 (the "Merger Date"), Holdings (as defined below) was the record owner of shares of the Issuer's Series 1997-A Cumulative Preferred Stock, par value $0.01 per share (the "Preferred Stock") which were convertible into shares of the Common Stock and the beneficial owner of certain options to purchase shares of the Common Stock and (ii) Co-Holdings (as defined below) was the record owner of shares of the Preferred Stock which were convertible into shares of the Common Stock and the beneficial owner of certain options to purchase shares of the Common Stock. On the Merger Date, immediately before the Merger, all of the Preferred Stock of the Issuer was converted into the right to receive cash and all outstanding options were acquired by the Issuer in exchange for cash. As a result of such transactions and the Merger, the Issuer is no longer the issuer of any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Act"), and the reporting persons are no longer subject to the reporting requirements of Section 13(d) of the Act.

ITEM 1(A).  NAME OF ISSUER.

            Berkshire Realty Company, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            470 Atlantic Avenue
            Boston, Massachusetts 02210

ITEM 2(A).  NAMES OF PERSONS FILING.

            (1)   Westbrook Real Estate Partners, L.L.C. ("WREP")
            (2)   Westbrook Real Estate Partners Management II, L.L.C. ("WREM
                  II")
            (3)   Westbrook Real Estate Fund II, L.P. ("WREF II")
            (4) Westbrook Real Estate Co-Investment Partnership II, L.P. ("WRECIP II")
            (5)   Westbrook Berkshire Holdings, L.L.C. ("Holdings")
            (6)   Westbrook Berkshire Co-Holdings, L.L.C. ("Co-Holdings")
            (7)   Gregory J. Hartman ("Hartman")
            (8)   Jeffrey M. Kaplan ("Kaplan")
            (9)   Paul D. Kazilionis ("Kazilionis")
            (10)  Jonathan H. Paul ("Paul")
            (11)  William H. Walton III ("Walton")

            Pursuant to Rule 13d-14 under the Securities and Exchange Act of 1934, as amended, Holdings disclaims beneficial ownership of the Co-Holdings shares and options; Co-Holdings disclaims beneficial ownership of the Holdings shares and options; and WREP, WREM II, WREF II, WRECIP II, Hartman, Kaplan, Kazilionis, Paul and Walton each disclaim beneficial ownership of the Holdings shares and options and the Co-Holdings shares and options.

                                                             PAGE 14 OF 26 PAGES


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

            (1)-(6), (8), (10) and (11)
            599 Lexington Avenue, Suite 3800
            New York, New York 10022

            (7)
            345 California Street, Suite 3450
            San Francisco, California 94104

            (9)
            284 South Beach Road
            Hobe Sound, Florida 33455

ITEM 2(C).  CITIZENSHIP.

            (1) - (6)  Delaware

            (7) - (11)  United States of America

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

            Common Stock, par value $0.01 per share.

ITEM 2(E).  CUSIP NUMBER.

            084710-10-2

ITEM 3.

            If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

            (b) [ ] Bank as defined in section 39a)(6) of the Act (15 U.S.C.
78c).

            (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

                                                             PAGE 15 OF 26 PAGES


            (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to ss.240.13d-1(c), check this box [x].

ITEM 4.     OWNERSHIP.

            (a)   Amount beneficially owned:                           0 shares

            (b)   Percent of class:                                          0%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:             0
                  (ii)  Shared power to vote or to direct the vote:           0
                  (iii) Sole power to dispose or to direct the
                        disposition of:                                       0
                  (iv)  Shared power to dispose or to direct the
                        disposition of:                                       0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            See first paragraph of this statement.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Inapplicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Inapplicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Inapplicable.

                                                             PAGE 16 OF 26 PAGES


ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 14, 2000


                                    WESTBROOK REAL ESTATE PARTNERS, L.L.C.


                                    By: /s/ Patrick K. Fox
                                        ---------------------------------------
                                        Name:  Patrick K. Fox
                                        Title: Attorney-in-Fact












 ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 17 OF 26 PAGES


ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 14, 2000


                                       WESTBROOK REAL ESTATE PARTNERS MANAGEMENT
                                          II, L.L.C.


                                       By: /s/ Patrick K. Fox
                                           ------------------------------------
                                           Name:  Patrick K. Fox
                                           Title: Attorney-in-Fact








 ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 18 OF 26 PAGES


ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 14, 2000


                                       WESTBROOK REAL ESTATE FUND II, L.P.


                                       By: /s/ Patrick K. Fox
                                           ------------------------------------
                                           Name:  Patrick K. Fox
                                           Title: Attorney-in-Fact







 ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 19 OF 26 PAGES


ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 14, 2000


                                       WESTBROOK REAL ESTATE CO-INVESTMENT
                                          PARTNERSHIP II, L.P.


                                       By: /s/ Patrick K. Fox
                                           ------------------------------------
                                           Name:  Patrick K. Fox
                                           Title: Attorney-in-Fact



 ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 20 OF 26 PAGES


ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 14, 2000


                                       WESTBROOK BERKSHIRE HOLDINGS, L.L.C.


                                       By: /s/ Patrick K. Fox
                                           ------------------------------------
                                           Name:  Patrick K. Fox
                                           Title: Attorney-in-Fact








 ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 21 OF 26 PAGES


ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 14, 2000


                                       WESTBROOK BERKSHIRE CO-HOLDINGS, L.L.C.


                                       By: /s/ Patrick K. Fox
                                           ------------------------------------
                                           Name:  Patrick K. Fox
                                           Title: Attorney-in-Fact



 ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 22 OF 26 PAGES


ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 14, 2000


                                    /s/ Gregory J. Hartman
                                    -------------------------------------------
                                    Gregory J. Hartman



 ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 23 OF 26 PAGES


ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 14, 2000


                                    /s/ Jeffrey M. Kaplan
                                    -------------------------------------------
                                    Jeffrey M. Kaplan








 ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 24 OF 26 PAGES

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 14, 2000


                                    /s/ Paul D. Kazilionis
                                    -------------------------------------------
                                    Paul D. Kazilionis



 ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 25 OF 26 PAGES


ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 14, 2000


                                    /s/ Jonathan H. Paul
                                    -------------------------------------------
                                    Jonathan H. Paul



 ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 26 OF 26 PAGES

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 14, 2000


                                    /s/ William H. Walton III
                                    -------------------------------------------
                                    William H. Walton III